Exhibit 10.63

AMERICAN REALTY CAPITAL PROPERTIES, INC.

405 PARK AVENUE, NEW YORK, NY 10022

T: (212)415-6500 F:(212)230-1847

January 16, 2013

Thomas Roberts

5446 E. Exeter Blvd.

Phoenix, AZ 85018

Dear Thomas:

On behalf of the Executive Leadership of American Realty Capital Properties, Inc. (the “Company”), I am pleased to present you with this formal letter amending your current employment arrangement. This letter is intended to address basic employment terms related to your continuing position in the new combined entity.

We are excited about the opportunities this combined organization offers all of us, both professionally and personally. We look forward to working closely with you as we define our organizational future. Being the largest net lease REIT is something we can all be proud of and now with our combined corporate structure, we have the ability to achieve even more success.

Our combined teams are well positioned to be the market leader in the industry. There are many initiatives currently underway, which are designed to recognize the strength of our combined capabilities. We are looking for your continued leadership of both the organization and our colleagues as we move forward with these initiatives.

This letter will be effective as of the date of the Effective Time (as defined in the Agreement and Plan of Merger dated as of October 22, 2013 by and among American Realty Capital Properties, Inc., Clark Acquisition, LLC and Cole Real Estate Investments, Inc.). On the Effective Date, any then-existing employment arrangement between you and Cole or any predecessor in interest to Cole or merged subsidiary of Clark Acquisition, LLC or Cole Real Estate Investments, Inc. shall be replaced with this letter and of no further force and effect, without further action by either party to such agreement. Your employment terms with the new combined entity will continue as defined below.

Your title will be EVP, Real Estate reporting directly to Lisa Beeson, Chief Operating Officer of the Company. You will work out of the Corporate Phoenix office. Similar to your current employment, you will be an at-will employee of the Company. This means that your employment can be terminated by either one of us at any time for any reason.

Your annual base salary will be $400,000.00 per annum, paid twice a month in accordance with the Company’s standard payroll practices (the “Base Salary”). This compensation structure will be in effect for 2014 and will be reevaluated in the normal course of business. Additionally, on an annual basis you will be eligible for annual bonus compensation comprised of (a) an annual bonus of up to 100% of your Base Salary and (b) an annual restricted stock grant of up to 200% of your Base Salary, vesting over five years from the date of any such grant (collectively, the “Annual Bonus”). The Annual Bonus is at the discretion of the senior management of the Company, based on your performance and the Company’s profitability during the year and will be paid out during the first quarter of the following year. In addition, you will be granted a retention stock bonus of $800,000 in ARCP stock within thirty (30) days of the Effective Time, which grant will vest over five (5) years from the date of the grant (the “Retention Bonus”). In addition, you will be paid an acquisitions incentive bonus at the rate of one and one half (1.5) basis points on all real estate acquisitions during the fiscal year (including acquisitions sourced by non-Cole legacy employees but excluding any corporate sourced M&A transactions), paid quarterly in arrears (the “Acquisitions Bonus”). If at any time your employment is terminated by the Company without Cause, (a) the Company will pay

ARC Properties Operating Partnership, LP

you severance equal to trailing twelve month’s total annual cash compensation (which, for the avoidance of doubt, includes your then current Base Salary, together with the cash portion of any Annual Bonus and any Acquisition Bonus amounts paid to you in the twelve-month period prior to your termination of employment and excludes any Cole Holdings merger related cash or stock compensation, ARCP – Cole merger related cash or stock compensation, the Retention Bonus or other equity or stock bonuses or grants) and (b) any previously granted but unvested stock grants shall immediately vest. Severance will be paid monthly over the twelve month period following your last day of employment with the Company provided, that the first payment of the severance shall be made on the sixtieth (60) day after the date of termination, and will include payment of any amount of the severance that was otherwise due prior thereto. For purposes of determining the time of payment (but not entitlement to) your severance payment, termination of employment will be construed consistent with a separation from service within the meaning of Section 409A of the Internal Revenue Code. “Cause” means one or more of following acts: (a) your material breach of any employment agreement with Company; (b) your dishonesty, fraud, malfeasance, negligence or willful misconduct, which has had, or would reasonably be likely to have, a material adverse effect on the business, assets, financial condition or business reputation of the Company or any of its affiliates; (c) your conviction of, or your entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude or gross misconduct; and (d) your continued failure to perform substantially your duties with Company or any affiliate of Company, after a written demand for substantial performance is delivered to you by your supervisor specifically identifying the manner in which your supervisor believes you have not substantially performed. In no event will the Company terminate your employment for any alleged act under the foregoing definition of “Cause” (i) unless the Company will have first provided you with notice of your proposed termination for “Cause” and a reasonable opportunity to demonstrate that your conduct did not, in fact, constitute “Cause” or (ii) you are able to cure your conduct after being given a reasonable period of time after notice (of no less than 30 days) to cure such conduct.

By executing this letter below, you agree that, following the termination of your employment with the Company, during the twelve-month period following such termination, you will not, for yourself or for any other person or entity, own, operate, manage or in any other way participate or be involved, as a director, officer, employee, consultant, partner, joint venture or otherwise (collectively, “any affiliation”), with any person, entity, or business that competes or intends to compete in the business of the Company or any of its subsidiaries or affiliates, including but not limited to the acquisition of commercial retail real estate or by offering exchange traded or non-exchange traded real estate investment products similar to the Company’s, directly or indirectly to retail or institutional investors anywhere in the Territory (collectively, “Competitors”); provided that the foregoing shall not restrict you from having an affiliation (either directly or indirectly) with any third party that provides consulting, advisory, or other similar services to any Competitor, so long as you are not, directly or indirectly, providing any services or know-how on behalf of such third party for the benefit of any Competitor. For convenience, attached as Exhibit “A” is a non-exclusive list of Competitors with which you are specifically prohibited from having any affiliation through the term set forth above. “Territory”, as used above, means (i) the United States of America, or ( ii) if the definition of “Territory” set forth in the immediately preceding clause is deemed overbroad by a court competent jurisdiction with respect to the restrictions set forth in this paragraph, then the state of Arizona; or (iii) if the definition of “Territory” set forth in the immediately preceding clause is deemed overbroad by a court of competent jurisdiction with respect to the restrictions set forth in this paragraph, then all areas within 20 miles of the Company’s offices at

2325 East Camelback Road, Phoenix, Arizona.

Following the merger, we look forward to offering equity in the Company to business leaders and individual contributors, in recognition of their role in the combined Company and expected future impact. A key factor in determining the allocation of equity will be demonstrated leadership, impact and commitment to the strategies and people of the combined Company.

You will be eligible to participate in the current benefit programs offered to Company employees. This comprehensive package, detailed in Cole’s recent open enrollment materials, includes healthcare coverage, an employee assistance program, paid holidays, four weeks of paid vacation and personal days, a 401(k) retirement plan, life insurance, long and short-term disability insurance, and flexible spending accounts. Additional information about these and other benefits are described in the Company’s current benefit summary statement.

This letter is expressly conditioned upon your satisfactory endorsement of the Company’s Employment Covenants Agreement (attached). Please note that these are identical to those previously in place with Cole Real Estate Investments, Inc.

ARC PROPERTIES OPERATING PARTNERSHIP, LP    e    405 PARK AVENUE, 12TH FLOOR, NEW YORK, NY 10022    e    (212)415-6500

ARC Properties Operating Partnership, LP

Should you have any questions regarding this letter or anything else, please do not hesitate to call me or Jean Callahan at 602-778-6083. Together we will achieve even greater future success. I look forward to working with you to create the largest net lease company and best in class private capital business.

Sincerely,

Lisa Beeson

Chief Operating Officer

American Realty Capital Properties

/s/ Tom Roberts

Tom Roberts

ARC PROPERTIES OPERATING PARTNERSHIP, LP    e    405 PARK AVENUE, 12TH FLOOR, NEW YORK, NY 10022    e    (212)415-6500

ARC Properties Operating Partnership, LP

EXHIBIT “A”

The following is a list of companies with which, along with their affiliates and related entities, you may not have any affiliation with as set above. This list is not exclusive and you understand you may not have an affiliation with any other company (or its affiliates or related entities) within the parameters set forth above.

Apple Nine Advisors, Inc.

Behringer Harvard

CBRE Advisors LLC

Clarion Partners

CNL

Cornerstone

WP Carey

Dividend Capital

Grubb and Ellis

Hines

Inland Real Estate Group

Lightstone Group

KBS Capital Advisors, LLC

Orange Advisors LLC

Paladin Realty Advisors

Shopoff Advisors LP Strategic

Storage Advisor LP

Wells Real Estate Funds

Sandstone Equity Investors (Desert Capital affiliate) (CM REIT, Inc.)

UMTH General Services LP (United Development Funding IV REIT)

Bluerock Enhanced Multi Family Advisors LLC (Bluerock Enhanced Multi Family REIT, Inc.)

CNL Macquarie Global Growth Advisors LLC (CNL Macquarie Global Growth Trust)

Insight Green REIT Advisor LLC (Green Realty Trust)

Hartman Income REIT Management, LLC

Income Property Advisors (Dividend Capital)

Inland Diversified Business Manager & Advisor, Inc.

Moody National Advisors

NorthEnd Realty Advisors LLC

Pacific Office Management (affiliate of Shidler Group)

TNP (Thomson National Partners) Strategic Retail Advisor

ARC PROPERTIES OPERATING PARTNERSHIP, LP    e    405 PARK AVENUE, 12TH FLOOR, NEW YORK, NY 10022    e    (212)415-6500